SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C)
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. 2)






                                  REVLON, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    761525500
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 MARCH 25, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|          Rule 13d-1(b)

                           |X|          Rule 13d-1(c)

                           |X|          Rule 13d-1(d)

                                 SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 2 of 12
-----------------------------                      -----------------------------



------------- ----- ------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Mafco Holdings Inc.

------------- ----- ------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

------------- ----- ------------------------------------------------------------
     3              SEC USE ONLY

------------- ----- ------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------- ----- ------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ----------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                222,286,472 shares of Class A Common Stock.(1)


   BENEFICIALLY
                    ------- ----------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               189,687,101 shares of Class A Common Stock.(1)


   PERSON WITH
------------------- ------- ----------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              222,286,472 shares of Class A Common Stock
------------------- ------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                    EXCLUDES CERTAIN SHARES (See Instructions)               |_|

------------------- ------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    60.0%(2)
------------------- ------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    CO

------------------- ------------------------------------------------------------
(1) Includes (i) 31,250,000 shares of Class B Common Stock convertible into an equal number of shares of Class A Common Stock at any time and (ii) options held by Ronald O. Perelman to purchase 1,045,834 shares of Class A Common Stock. See
Item 4.
(2) Assumes the conversion of the Class B Common Stock referred to in footnote
(1) into shares of Class A Common Stock and the exercise of the options referred to in footnote (1).

                                 SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 3 of 12
-----------------------------                      -----------------------------



------------- ----- ------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) MacAndrews & Forbes Holdings Inc.

------------- ----- ------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

------------- ----- ------------------------------------------------------------
     3              SEC USE ONLY

------------- ----- ------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------- ----- ------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ----------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                222,286,472 shares of Class A Common Stock.(1)


   BENEFICIALLY
                    ------- ----------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               189,687,101 shares of Class A Common Stock.(1)


   PERSON WITH
------------------- ------- ----------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              222,286,472 shares of Class A Common Stock
------------------- ------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                    EXCLUDES CERTAIN SHARES (See Instructions)               |_|

------------------- ------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    60.0%(2)
------------------- ------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    CO

------------------- ------------------------------------------------------------
(1) Includes (i) 31,250,000 shares of Class B Common Stock convertible into an equal number of shares of Class A Common Stock at any time and (ii) options held by Ronald O. Perelman to purchase 1,045,834 shares of Class A Common Stock. See
Item 4.
(2) Assumes the conversion of the Class B Common Stock referred to in footnote
(1) into shares of Class A Common Stock and the exercise of the options referred to in footnote (1).

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 4 of 12
-----------------------------                      -----------------------------



------------- ----- ------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) REV Holdings LLC

------------- ----- ------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

------------- ----- ------------------------------------------------------------
     3              SEC USE ONLY

------------- ----- ------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------- ----- ------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ----------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                222,286,472 shares of Class A Common Stock.(1)


   BENEFICIALLY
                    ------- ----------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               189,687,101 shares of Class A Common Stock.(1)


   PERSON WITH
------------------- ------- ----------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              222,286,472 shares of Class A Common Stock
------------------- ------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                    EXCLUDES CERTAIN SHARES (See Instructions)               |_|

------------------- ------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    60.0%(2)
------------------- ------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    OO

------------------- ------------------------------------------------------------
(1) Includes (i) 31,250,000 shares of Class B Common Stock convertible into an equal number of shares of Class A Common Stock at any time and (ii) options held by Ronald O. Perelman to purchase 1,045,834 shares of Class A Common Stock. See
Item 4.

(2) Assumes the conversion of the Class B Common Stock referred to in footnote
(1) into shares of Class A Common Stock and the exercise of the options referred to in footnote (1).

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 5 of 12
-----------------------------                      -----------------------------



------------- ----- ------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Mafco Guarantor Corp.

------------- ----- ------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

------------- ----- ------------------------------------------------------------
     3              SEC USE ONLY

------------- ----- ------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------- ----- ------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ----------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                222,286,472 shares of Class A Common Stock.(1)


   BENEFICIALLY
                    ------- ----------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               189,687,101 shares of Class A Common Stock.(1)


   PERSON WITH
------------------- ------- ----------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              222,286,472 shares of Class A Common Stock
------------------- ------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                    EXCLUDES CERTAIN SHARES (See Instructions)               |_|

------------------- ------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    60.0%(2)
------------------- ------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    CO

------------------- ------------------------------------------------------------
(1) Includes (i) 31,250,000 shares of Class B Common Stock convertible into an equal number of shares of Class A Common Stock at any time and (ii) options held by Ronald O. Perelman to purchase 1,045,834 shares of Class A Common Stock. See
Item 4.
(2) Assumes the conversion of the Class B Common Stock referred to in footnote
(1) into shares of Class A Common Stock and the exercise of the options referred to in footnote (1).

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 6 of 12
-----------------------------                      -----------------------------


------------- ----- ------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Mafco One LLC

------------- ----- ------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

------------- ----- ------------------------------------------------------------
     3              SEC USE ONLY

------------- ----- ------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------- ----- ------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ----------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                222,286,472 shares of Class A Common Stock.(1)


   BENEFICIALLY
                    ------- ----------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               189,687,101 shares of Class A Common Stock.(1)


   PERSON WITH
------------------- ------- ----------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              222,286,472 shares of Class A Common Stock
------------------- ------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                    EXCLUDES CERTAIN SHARES (See Instructions)               |_|

------------------- ------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    60.0%(2)
------------------- ------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    OO

------------------- ------------------------------------------------------------
(1) Includes (i) 31,250,000 shares of Class B Common Stock convertible into an equal number of shares of Class A Common Stock at any time and (ii) options held by Ronald O. Perelman to purchase 1,045,834 shares of Class A Common Stock. See
Item 4.
(2) Assumes the conversion of the Class B Common Stock referred to in footnote
(1) into shares of Class A Common Stock and the exercise of the options referred to in footnote (1).

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 7 of 12
-----------------------------                      -----------------------------



------------- ----- ------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Raymond G. Perelman

------------- ----- ------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  |_|
                    (See Instructions)                                  (b)  |_|

------------- ----- ------------------------------------------------------------
     3              SEC USE ONLY

------------- ----- ------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
------------- ----- ------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------- ----------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                0


   BENEFICIALLY
                    ------- ----------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               32,599,371 shares of Class A Common Stock


   PERSON WITH
------------------- ------- ----------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              32,599,371 shares of Class A Common Stock
------------------- ------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                    EXCLUDES CERTAIN SHARES (See Instructions)               |_|

------------------- ------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.6% of Class A Common Stock Outstanding (1)
------------------- ------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    IN

------------------- ------------------------------------------------------------
(1) Calculation of the Class A Common Stock outstanding excludes the Class B Common Stock referred to in footnote (1) on the preceding cover pages and the shares of Class A Common Stock issuable upon exercise of the options referred to in that footnote.

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 8 of 12
-----------------------------                      -----------------------------



ITEM 1(a):        NAME OF ISSUER:

                  Revlon, Inc. (the "Issuer")

ITEM 1(b):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  237 Park Avenue, New York, New York  10017

ITEM 2(a):        NAME OF PERSON FILING:

                  See Item 4

ITEM 2(b):        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  See Item 4

ITEM 2(c):        CITIZENSHIP:

                  See the responses to Item 4 on the attached Cover Pages

ITEM 2(d):        TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, par value $0.01 per share

ITEM 2(e):        CUSIP NUMBER:

                  761525500

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)         |_| Broker or dealer registered under Section 15
                                  of the Exchange Act.
                  (b)         |_| Bank as defined in Section 3(a)(6) of
                                  the Exchange Act.
                  (c)         |_| Insurance company as defined in
                                  Section 3(a)(19) of the Exchange Act.
                  (d)         |_| Investment company registered under Section 8
                                  of the Investment Company Act.
                  (e)         |_| An investment adviser in accordance with Rule
                                  13d-1(b)(1)(ii)(E);
                  (f)         |_| An employee benefit plan or endowment fund in
                                  accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g)         |_| A parent holding company or control person in
                                  accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h)         |_| A savings association as defined in Section
                                  3(b) of the Federal Deposit Insurance Act;
                  (i)         |_| A church plan that is excluded from the
                                  definition of an investment company under
                                  Section 3(c)(14) of the Investment Company
                                  Act;
                  (j)         |_| Group, in accordance with Rule
                                  13d-1(b)(1)(ii)(J).

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 9 of 12
-----------------------------                      -----------------------------



ITEM 4:  OWNERSHIP.

          Mafco Holdings Inc. ("Mafco"), the sole stockholder of which is Ronald
O. Perelman, directly or indirectly owns all the stock or membership interests, as applicable, of MacAndrews & Forbes Holdings Inc., REV Holdings LLC, Mafco Guarantor Corp. and Mafco One LLC (collectively with Mafco, the "Mafco Entities"). Mafco may be deemed to beneficially own 32,599,371 shares of Class A Common Stock of the issuer beneficially owned by Raymond G. Perelman because it holds a voting proxy with respect to those shares. Those shares are included in the totals reported on Items 6 and 9 on the attached Cover Pages. The principal business address of each of the Mafco Entities is 35 E. 62nd Street, New York, New York, 10021. The principal business address of Raymond G. Perelman is 225 City Line Avenue, Suite 114, Bala Cynwyd, PA, 19004.

                  (a) Amount Beneficially Owned:

                      See the responses to Item 9 on the attached Cover Pages

                  (b) Percent of Class:

                      See the responses to Item 11 on the attached Cover Pages

                  (c) Number of shares as to which such persons have:

                           (i)   Sole power to vote or to direct the vote:

                                 See the responses to Item 5 on the attached
                                 Cover Pages

                           (ii)  Shared power to vote or to direct the vote:

                                 See the responses to Item 6 on the attached
                                 Cover Pages

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                 See the responses to Item 7 on the attached
                                 Cover Pages

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See the responses to Item 8 on the attached
                                 Cover Pages

ITEM 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6:           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 10 of 12
-----------------------------                      -----------------------------



ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9:           NOTICE OF DISSOLUTION OF A GROUP.

                  Not applicable

ITEM 10:          CERTIFICATION.

          By signing below, Raymond G. Perelman certifies that, to the best of his knowledge and belief, the securities referred to above as being beneficially owned by him were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         This Item is not applicable to the Mafco Entities, which are filing this Statement on Schedule 13G pursuant to Rule 13d-1(d).

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 11 of 12
-----------------------------                      -----------------------------



                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 5, 2004



                                     MAFCO HOLDINGS INC.

                                     By: /s/ Barry F. Schwartz
                                        -----------------------
                                     Name:  Barry F. Schwartz
                                     Title: Executive Vice President and
                                            General Counsel


                                     MACANDREWS & FORBES HOLDINGS INC.

                                     By: /s/ Barry F. Schwartz
                                        -----------------------
                                     Name:  Barry F. Schwartz
                                     Title: Executive Vice President and
                                            General Counsel


                                     REV HOLDINGS LLC

                                     By: /s/ Barry F. Schwartz
                                        -----------------------
                                     Name:  Barry F. Schwartz
                                     Title: Executive Vice President and
                                            General Counsel


                                     MAFCO GUARANTOR CORP.

                                     By: /s/ Barry F. Schwartz
                                        -----------------------
                                     Name:  Barry F. Schwartz
                                     Title: Executive Vice President and
                                            General Counsel


                                     MAFCO ONE LLC

                                     By: /s/ Barry F. Schwartz
                                        -----------------------
                                     Name:  Barry F. Schwartz
                                     Title: Executive Vice President and
                                            General Counsel


                                     /s/ Raymond G. Perelman
                                     -----------------------
                                     Raymond G. Perelman

                                  SCHEDULE 13G
-----------------------------                      -----------------------------
     CUSIP No. 761525500                                   Page 12 of 12
-----------------------------                      -----------------------------



INDEX OF EXHIBITS
-----------------

EXHIBIT NUMBER                                        TITLE

    1. Joint Filing Agreement, dated as of April 5, 2004, by and between Mafco Holdings Inc., MacAndrews & Forbes Holdings Inc., REV Holdings LLC, Mafco Guarantor Corp., Mafco One LLC and Raymond G. Perelman.